SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        December 3, 2004
                                                        ------------------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement.

Increase in Annual Cash Retainer for Vice Chairman of the Board

At its December 3, 2004 meeting, the Board of Directors of Unocal Corporation ("Unocal") approved the increase in the annual cash retainer payable to a director serving as the Vice Chairman of the Board from $48,000 to $100,000. This increase is effective January 1, 2005. The Vice Chairman retainer is in addition to the annual cash retainer paid to all directors for their service on the Board. Mr. John W. Creighton, Jr., an independent director, currently serves as the Vice Chairman of the Board.

Revisions to Change of Control Severance Program

On December 3, 2004, the Boards of Directors of Unocal and its wholly-owned subsidiary Union Oil Company of California ("Union Oil") each approved revisions to and continuation of the enhanced change of control severance program approved in December 2000, most of the provisions of which were set to expire on December 31, 2004.

Unocal is not currently holding discussions with anyone concerning a change of control of Unocal. The severance program is designed to ensure that employees will be treated fairly if a change of control of Unocal were to occur in the future, thus assisting Unocal in retaining and attracting key employees.

The severance program is for U.S. payroll employees not represented by collective bargaining agents in the event they lose their jobs through a change of control of Unocal. In the event of a "change of control," as defined in Unocal's Long-Term Incentive Plan of 2004 (please see exhibit 10.1 to this report for the definition), the program provides for the immediate vesting of accrued benefits of all U.S. payroll non-represented employees in the Unocal Retirement Plan and immediate vesting of company contributions of all such employees in the Unocal Savings Plan and the immediate availability of payment to such employees in cash of bonuses under Unocal's annual incentive compensation plans.

Additional provisions of the program become operative in the event of an eligible employee's involuntary termination of employment (other than for death, disability or misconduct) or constructive discharge within two years following a change of control, including (1) increased severance payments, (2) a "tax gross-up" arrangement for employees subject to the excise tax provided for by
Section 280G of the Internal Revenue Code, (3) subsidized COBRA medical and dental coverage for 18 months, (4) a "three plus three" enhancement to criteria for determining eligibility and contributions under Unocal's retiree and special continuation medical coverages and for determining eligibility under its retiree life and voluntary AD&D insurance plans, and (5) a "three plus three" enhancement to retirement plan benefits and immediate eligibility for retirement plan distributions, as well as certain other benefits. "Constructive discharge" includes an employee's resignation within 60 days following certain reductions in pay, benefits and/or perquisites, or as a result of certain work location changes. Under the terms of the severance program, executive officers who have individual employment agreements, such as Messrs. Williamson, Dallas, Bryant, Gillespie and Howard, would be entitled to the enhanced benefit of additional credit for service years if they agree to its offset against the change-of-control benefits already provided under their employment agreements. For further details on the original severance program, please see pages 15 and 16 of Unocal's 2004 proxy statement filed with the Securities and Exchange Commission.

The December 2004 revisions to the change of control severance program include
(1) a revised definition of "change of control" and (2) a revised duration of the severance program. "Change of control" was previously defined in Unocal's Long-Term Incentive Plan of 1998 and now is defined in Unocal's Long-Term Incentive Plan of 2004 (please see exhibit 10.1 to this report for the new definition). Originally, the change of control that triggered the enhanced severance program had to occur prior to December 31, 2004. The revised change of control severance program now provides that such change of control must occur prior to any effective termination of the program by the Unocal Board of Directors; provided, however, that if a change of control occurs within one year after the Board of Directors terminates the program, then such termination will not be effective with regard to employees who suffer a termination of employment within two years following the change of control and who would have otherwise been eligible to receive benefits under the program.

In light of certain uncertainties under the recently enacted American Jobs Creation Act of 2004, the December 2004 revisions did not extend the change of control provisions of Unocal's nonqualified pension plans or supplemental savings plan. Provided that anticipated regulations pursuant to the Jobs Act permit, the Boards of Unocal and Union Oil currently intend to similarly extend those change of control provisions at a future date.

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

Item 9.01  Financial Statements & Exhibits.

(c)      Exhibit 10.1 - Excerpt from Long-Term Incentive Plan of 2004



                                                     Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 UNOCAL CORPORATION
                                                    (Registrant)




Date:  December 6, 2004                     By:  /s/Joe D. Cecil
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                                                 Joe D. Cecil
                                                 Vice President and Comptroller

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